Exhibit 16
February 28, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read Item 9 of Reliance Steel & Aluminum Co.’s Annual Report (Form 10-K) for the year ended December 31, 2007, and are in agreement with the statements contained in the second, third, and fourth paragraphs on page 83 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young LLP
Los Angeles, California